EXHIBIT 4.7

                          1997 LONG TERM INCENTIVE PLAN

                                       FOR

                           WINDOW ON WALLSTREET, INC.

         Section 1. Purpose. The purpose of this 1997 Long Term Incentive Plan for Window on WallStreet Corporation is to advance the interests of the Window on WallStreet, Inc., a Texas C corporation (the "Company") by providing an additional incentive to attract and retain qualified, competent employees and consultants for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

         Section 2. Definitions. As used herein, the following terms shall have the meaning indicated:

                  (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (b) "Award" shall mean the grant of any form of stock option, stock appreciation right, stock award or cash award, whether granted singularly, in combination or in tandem, to a Participant pursuant to any applicable terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

                  (c) "Award Agreement" shall mean any agreement that relates to a Company stock option, stock appreciation right, stock award, cash award, or other Company Award that the Committee may enter into to fulfill the objectives of the Plan.

                  (d) "Awardee" shall mean a person to whom an Award is granted or any successor to the rights of such Award under this Plan by reason of the death of such person.

                  (e) "Board" shall mean the Board of Directors of the Company.

                  (f) "Business Day" shall mean (i) if the Shares trade on a national exchange, any day that the national exchange on which the Shares trade is open or (H) if the Shares do not trade on a national exchange, any day that commercial banks in the City of New York are open.

                  (g) "Commission" shall mean the Securities and Exchange Commission.

                  (h) "Committee" shall mean the Compensation Committee of the Board or other committee, if any, appointed by the Board pursuant to Section 15 hereof.

                  (i) "Company" shall mean Window on WallStreet, Inc., a Texas C corporation.

                  (j) "Date of Grant" shall mean the date on which the Committee takes formal action to grant an Award to, an Eligible Person, provided it is followed, as soon as reasonably possible, by written notice to the Eligible Person of the grant.

                  (k)      "Director" shall mean a member of the Board.


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                  (l)      "Eligible Person(s)" shall mean those persons who are
(i) under written contract (a "Consulting Contract") with the Company or a Subsidiary to provide consulting or advisory services to the Company or a Subsidiary (a "Consultant"), (ii) Employees or (iii) members of the Board of Directors of any Subsidiary.

                  (m) "Employee(s)" shall mean those persons who are employees of the Company or who are employees of any Subsidiary.

                  (n)      "Fair Market Value" shall mean:

                           (i)      If Shares are listed on a national
                  securities exchange, which for purposes here of, shall include the NASDAQ National Market at the date of determining the Fair Market Value,

                                    (A)      The mean of the high and low sales
                           price on such exchange on the date of reference as reported in any newspaper of general circulation; or

                                    (B)      If the Shares shall not have traded
                           on such exchange on such date, the mean of the high and low sales price on such exchange on the next day prior thereto on which the Shares were so traded as reported in any newspaper of general circulation; or

                           (ii) If Shares shall not be listed as provided in Subsection 2(n)(i), a value determined by any fair and reasonable means prescribed by the Committee.

                  (o) "Incentive Stock Option" shall mean an option that is an incentive stock option as defined in Section 422 of the Internal Revenue Code.

                  (p) "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time.

                  (q) "Nonqualified Stock Option" or "Nonincentive Stock Option" shall mean an option that is not an incentive stock option as defined in
Section 422 of the Internal Revenue Code.

                  (r) "Option" (when capitalized) shall mean any option granted under this Plan.

                  (s) "Optionee" shall mean a person to whom an Option is granted or any successor to the rights of such Option under this Plan by reason of the death of such person.

                  (t) "Plan" shall mean this 1997 Long Term Incentive Plan for Window on WallStreet Corporation.


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                  (u)      "Share(s)" shall mean a share or shares of the Common
Stock, no par value, of the Company.

                  (v) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         Section 3. Awards.

                  (a) Options. The Company may grant to Eligible Persons from time to time Options to purchase up to two million Shares, from Shares held in the Company's treasury, or from authorized and unissued Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Nonqualified Stock Option as determined by the Committee at the Date of Grant of such Option and shall clearly state whether it is an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to persons who are Employees.

                  (b) Stock Appreciation Right. An Award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right ("SAR") is exercised over a specified strike price as set forth in the applicable Award Agreement.

                  (c) Stock Award. An Award may consist of Common Stock or may be denominated in units of Common Stock. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of performance. Such Awards may be based on Fair Market Value or other specified valuations. The certificates evidencing shares of Common Stock issued in connection with a stock award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto.

                  (d) Cash Award. An Award may be denominated in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee, and set forth in the Award Agreement, including, but not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of performance.

         Section 4. Conditions for Grant of Awards.

                  (a) Each Award shall be evidenced by an Award agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not


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

inconsistent with this Plan or any applicable law. Awardees shall be those persons selected by the Committee from Eligible Persons.

                  (b) In granting Awards, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Awards under the Plan prescribe such other terms and conditions concerning such Awards as it deems appropriate, including, without limitation, relating an Award to achievement of specific goals established by the Committee or the continued employment of the Awardee for a specified period of time, provided that such terms and conditions are not more favorable to an Awardee than those expressly permitted herein.

                  (c) The Committee in its sole discretion shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Award.

         Section 5. Exercise Price. The exercise price per Share of any Award shall be any price determined by the Committee; provided, however, that the exercise price for any Incentive Stock Award shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

         Section 6. Exercise of Options. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made, (iii) Optionee has executed and signed the Company's Shareholder Agreement as an Associate Shareholder, and (iv) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company or a Subsidiary to withhold in accordance with applicable federal or state income tax withholding requirements. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier's check, by money order, by personal check or with Shares (but with Shares only if permitted by an Option agreement or otherwise permitted by the Committee in its sole discretion at the time of exercise) or by a combination of the above. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

         Section 7. Exercisability of Options.

                  (a) Any Option shall become exercisable in such amounts and at such intervals as the Committee shall provide in any Option, except as otherwise provided in this Section 7; provided in each case that the Option has not expired on the date of exercise.

                  (b) The expiration date of an Option shall be determined by the Committee at the Date of Grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the Date of Grant.


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                  (c)      The Committee may, in its sole discretion, accelerate
the date on which any Option may be exercised.

                  (d) Notwithstanding any provisions hereof to the contrary, if any Option is accelerated under Subsection 7(c), the portion of such Option that may be exercised to acquire Shares that the Optionee would not be entitled to acquire but for such acceleration (the "Acceleration Shares") is limited to that number of Acceleration Shares that can be acquired without causing the Optionee to have an "excess parachute payment" as determined under
Section 280G of the Code, determined by taking into account all of the Optionee's "parachute payments" determined under Section 280G of the Code. If as a result of this Subsection 7(d), the Optionee may not acquire all of the Acceleration Shares, then the Acceleration Shares that the Optionee may acquire shall be the last shares that the Optionee would have been entitled to acquire had this Option not been accelerated.

         Section 8. Termination of Option Period.

                  (a) Unless otherwise provided in any Option, the unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                           (i) except as provided in Subsection 8(a)(Iii),
                  thirty (30) days after the date that Optionee ceases to be employed by the Company or a Subsidiary or ceases to be a consultant to the Company or a Subsidiary, as the case may be, regardless of the reason therefor other than as a result of such termination by reason of (x) death, (y) mental or physical disability of Optionee as determined by a medical doctor satisfactory to the Committee or (z) termination of Optionee's employment, Consulting Contract, or advising as the case may be, with the Company or a Subsidiary for cause, as determined by the Board of Directors;

                           (ii) except as provided in Subsection 8(a)(iii), one (1) year after the date on which the Optionee suffers a mental or physical disability as determined by a medical doctor satisfactory to the Committee;

                           (iii) one (1) year after the date that Optionee ceases to be a consultant to or ceases to be employed by, as the case may be, the Company or a Subsidiary, by reason of death of the Optionee, or six (6) months after the date on which the Optionee shall die, if the Optionee's death shall occur during the thirty-day period described in Subsection 8(a)(i) or the one-year period described in Subsection 8(a)(ii);

                           (iv) the date that Optionee ceases to be a consultant to or ceases to be employed by, as the case may be, the Company or a Subsidiary as a result of a termination for cause, as determined by the Board of Directors;

                           (v) with respect to Options held by a person who is a member of the Board of Directors of a Subsidiary who is not also an Employee, or consultant,


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

                  thirty (30) days after the date that Optionee ceases to be a member of such Board of Directors; and

                           (vi) the tenth (10th) anniversary of the Date of Grant of the Option.

         Section 9. Vesting in the Event of Death. In the event that the Optionee ceases to serve as an employee, consultant, or advisor during the Option Period by reason of death at a time when the Options granted pursuant hereto are still in force and unexpired, such vested Options shall remain vested. Unvested Options shall expire upon death of the Optionee. Each vested Option may be exercised by the person or persons to whom the Optionee's rights shall pass pursuant to Subsection 8(a)(iii).

         Section 10. Adjustment of Shares.

                  (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                           (i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                           (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to outstanding Options, so that the same proportion of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

                  (b) The Committee may change the terms of Options outstanding under this Plan, with respect to the exercise price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of any corporate transaction.

                  (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Shares reserved for issuance under the Plan or the number of, or exercise price of Shares then subject to outstanding Options granted under the Plan.

                  (d) Without limiting the generality of the foregoing, the existence of outstanding Awards granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (1) any or al.1 adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (2) any merger or consolidation of the Company; (3) any issue by the Company of debt securities, or


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preferred or preference stock that would rank above the Shares subject to outstanding Options; (4) the dissolution or liquidation of the Company; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company, or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

         Section 11. Transferability of Awards. Each Award shall provide that such Award shall not be transferable by the Awardee otherwise than by will or the laws of descent and distribution and that so long as an Awardee lives, only such Awardee or his guardian or legal representative shall have the right to exercise such Award.

         Section 12. Redistribution of Shares. Each share received as a result of an Award is non-distributable, divisible, or allocatible by Awardee or Awardee's successors unless written approval is received from the Secretary of the Company.

         Section 13. Issuance of Shares. No person shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any transfer of the certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure, compliance with any provision of the Plan, the agreement evidencing the Option or any law or regulation including, but not limited to, the following:

                           (i)      A representation, warranty or agreement by
the Optionee to the Company at the time any Option is exercised that he or she is acquiring the Shares to be issued to him or her for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                           (ii)     A representation, warranty or agreement to
be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates; and

                           (iii)    The Shareholder agrees and acknowledges to
be bound by the terms and conditions of the Shareholders' Agreement as an Associate Shareholder.

         Section 14. Nonqualified Stock Options. Nonqualified Stock Options may be granted hereunder and shall be subject to all terms and pro-visions hereof, except that each such Nonqualified Stock Option must be clearly designated as a Nonqualified Stock Option. If both Incentive Stock Options and Nonqualified Stock Options are granted to an Optionee, the right to exercise, to the full extent thereof, Options of either type shall not be contingent in whole or in part upon the exercise of, or failure to exercise, Options of the other type.

         Section 15. Administration of the Plan.

                  (a) The Plan shall be administered by the Compensation Committee of the Board or other committee thereof as appointed by the Board (herein called the "Committee")


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consisting of not less than two (2) members of the Board. Except for the powers set forth in Section 18, the Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

                  (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final, conclusive, and binding on all parties concerned.

                  (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the written approval of a majority of the members of the Committee.

                  (d) Subject to the express provisions of this Plan, the Committee shall have the authority, in its sole and absolute discretion (i) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan or any Award; (ii) to construe the terms of this Plan or any Award; (iii) as provided in Subsection, 10(a), upon certain events to make appropriate adjustments to the exercise price and number of Shares subject to this Plan and Award; and (iv) to make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any Award in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Committee shall have full discretion to make all determinations on the matters referred to in this Subsection 15(d), and such determinations shall be final, binding and conclusive.

(e) Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to
Section 16 of the Exchange Act.

         Section 16. Government Regulations. This Plan, Awards and the obligations of the Company to sell and deliver Shares under any Awards, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         Section 17. Miscellaneous.

                  (a) The proceeds received by the Company from the sale of Shares pursuant to an Option shall be used for general corporate purposes.

                  (b) The grant of an Award shall be, in addition to any other compensation, paid to the Awardee or other Award plans of the Company or other benefits with respect to


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Awardee's position with the Company or its Subsidiaries. The grant of an Award shall not confer upon the Awardee the right to continue as an Employee or Consultant, or interfere in any way with the rights of the Company to terminate his or her status as an Employee, or Consultant.

                  (c) Neither the members of the Board nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Award, and members of the Board and the Committee shall, in addition to all other rights of indemnification and reimbursement, be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

                  (d) Any issuance or transfer of Shares to an Awardee, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions of this Plan or the applicable Award, shall, to the extent thereof, be in full satisfaction of all claims of such persons under the Plan. The Committee may require any Awardee, legal representative, heir, legatee or distributee as a condition precedent to such payment or issuance or transfer of Shares, to execute a release and receipt for such payment or issuance or transfer of Shares in such form as it shall determine.

                  (e) Neither the Committee nor the Company guarantees Shares from loss or depreciation.

(f) All expenses incident to the administration, termination, or protection of this Plan or any Award, including, but not limited to, legal and accounting fees, shall be paid by the Company; provided, however, the Company may recover any and all damages, fees, expenses and costs arising out of any actions taken by the Company to enforce its rights under this Plan or any Award.

                  (g) Records of the Company shall be conclusive for all purposes under this Plan or any Award, unless determined by the Committee to be incorrect.

                  (h) The Company shall, upon request or as may be specifically required under this Plan or any Award, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Committee to perform its duties and functions under this Plan or any Award.

                  (i) The Company assumes no liability to any Awardee or his legal representatives, heirs, legatees or distributees for any act of, or failure to act on the part of, the Committee.

                  (j) Any action required of the Company or the Committee relating to this Plan or any Award shall be by resolution of its Board, the Committee or by a person authorized to act by resolution of the Board or the Committee as the case may be


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                  (k)      If any provision of this Plan or any Award is held to
be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Award, but such provision shall be fully severable, and the Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Award, as applicable.

                  (l) Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Award shall be deemed to be delivered, on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified by written notice delivered in accordance with this Subsection 17(l) or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Subsection 17(l). The Company or the Awardee may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices. Until changed in accordance with this Award, the Company and the Awardee shall specify as its and his address for receiving notices the address set forth in this Award pertaining to the Shares to which such notice relates.

                  (m) Any person entitled to notice under this Plan may waive such notice.

                  (n) This Award shall be binding upon the Awardee, his legal representatives, heirs, legatees and distributees upon the Company, its successors, and assigns, and upon the Board, the Committee and its successors.

                  (o) The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of this Plan's provisions.

                  (p) All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law or Texas corporate law that is controlling. The obligation the Company to sell and deliver Shares under this Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

                  (q) Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Award dictates, the plural shall be read as the singular and the singular as the plural.

         Section 18. Amendment and Discontinuation of the Plan. The Committee may from time to time amend, suspend or terminate the Plan or any Award, subject only to the approval of the shareholders if required by law.

         Section 19. Effective Date and Termination Date. The effective date of the Plan is the date set forth below, on which the date the Board adopted this Plan; provided, however, if the


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Plan is not approved by the shareholders of the Company within twelve (12)
months after the effective date then, in such event, the Plan and all Awards granted pursuant to the Plan shall be null and void. The Plan shall terminate on the twentieth anniversary of the effective date provided however that incentive stock options may not be granted beyond the tenth year of the plan.

ADOPTED BY THE BOARD:                                          September 5, 1997
EFFECTIVE DATE:                                                September 1, 1997
RATIFIED BY THE SHAREHOLDERS:                                  September 5, 1997



         Executed to evidence the 1997 Long Term Incentive Plan of Window on WallStreet Corporation adopted by the Board on September 1, 1997, and the Shareholders on September 5, 1997.


                                       WINDOW ON WALLSTREET, INC.


                                       By: /s/ JOHN R. JENNINGS
                                             -----------------------------------
                                       Name: JOHN R. JENNINGS
                                             -----------------------------------
                                       Title: CEO
                                             -----------------------------------

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